JPMorgan Chase Financial Company LLC	September 2017
Pricing Supplement
Registration Statement Nos. 333-209682 and 333-209682-01
Dated September 26, 2017
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Jump Securities with Auto-Callable Feature due October 1, 2020
Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index
Principal at Risk Securities
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
The Jump Securities with Auto-Callable Feature do not guarantee the repayment of principal and do not provide for the regular payment of interest.  The securities will be automatically redeemed if the closing level of each of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index on any of the determination dates (other than the final determination date) is greater than or equal to its initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 10.00% per annum, as described below.  At maturity, if the securities have not previously been automatically redeemed and the final index value of each underlying index is greater than or equal to 70% of its initial index value, which we refer to as its downside threshold level, the payment at maturity due on the securities will correspond to a return of approximately 10.00% per annum.  If, however, the securities have not previously been automatically redeemed and the final index value of any underlying index is less than its downside threshold level, investors will be fully exposed to the decline in the worst performing of the underlying indices, as compared to its initial index value, on a 1-to-1 basis and will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero.  Accordingly, investors could lose their entire initial investment in the securities.  These securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount, if each of the underlying indices closes at or above its initial index value on a determination date (other than the final determination date) or the final index value of each underlying index is at or above its downside threshold level.  Because all payments on the securities are based on the worst performing on the underlying indices, a decline of any of the underlying indices below its downside threshold level will result in a significant loss of your initial investment, even if the other underlying indices appreciate or have not declined as much.  Investors will not participate in any appreciation of any underlying index.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.
FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying indices:	CAC 40® Index (the “CAC Index”), FTSE MIB Index (the “FTSEMIB Index”) and IBEX 35® Index (the “IBEX Index”) (each, an “underlying index”)
Aggregate principal amount:	$10,000,000
Automatic early redemption:
If, on any of the determination dates (other than the final determination date), the closing level of each underlying index is greater than or equal to its initial index value, the securities will be automatically redeemed for a cash payment equal to the early redemption payment payable on the applicable redemption date.

Early redemption payment:
The early redemption payment will be an amount equal to the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of approximately 10.00% per annum, as follows:

• 1st determination date: $11.00 • 2nd determination date: $12.00
No further payments will be made on the securities once they have been redeemed.
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
	• If the final index value of each underlying index is greater than or equal to its downside threshold level:	the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 10.00% per annum, or $13.00.
• If the final index value of any underlying index is less than its downside threshold level:
(i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index
Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount and could be zero.

Index performance factor:	With respect to each underlying index, the final index value divided by the initial index value
Downside threshold level:
With respect to the CAC Index: 3,688.132, which is equal to 70% of its initial index value
With respect to the FTSEMIB Index: 15,701.455, which is equal to 70% of its initial index value
With respect to the IBEX Index: 7,132.72, which is equal to 70% of its initial index value

Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	September 26, 2017
Original issue date (settlement date):	September 29, 2017
Maturity date:
October 1, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.075(2)	$9.90
		$0.025(3)
Total	$10,000,000.00	$100,000.00	$9,900,000.00

(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)
JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $0.075 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.025 for each $10 stated principal amount security
The estimated value of the securities on the pricing date was $9.608 per $10 stated principal amount security.  See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 9 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.
Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Terms continued from previous page:
Initial index value:	With respect to the CAC Index: 5,268.76, which is its closing level on the pricing date
With respect to the FTSEMIB Index: 22,430.65, which is its closing level on the pricing date
With respect to the IBEX Index: 10,189.60, which is its closing level on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the final determination date
Worst performing underlying index:	The underlying index with the worst index performance factor
Determination dates:	October 3, 2018, September 26, 2019 and September 28, 2020, subject to postponement for non-trading days and certain market disruption events
Redemption dates:
October 9, 2018, October 1, 2019 and the maturity date, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

CUSIP/ISIN:	48129J418 / US48129J4186
Listing:	The securities will not be listed on any securities exchange.

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JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Investment Summary
The Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index, which we refer to as the securities, provide an opportunity for investors to earn an early redemption payment, which is an amount that will increase over the term of the securities and that will correspond to a return of approximately 10.00% per annum of the stated principal amount per security.  If the closing level of each underlying index is greater than or equal to its initial index value on any determination date (other than the final determination date), the securities will be automatically redeemed for a payment equal to the early redemption payment payable on the applicable redemption date.
If the securities have not been automatically redeemed prior to maturity and if the final index value of each underlying index is greater than or equal to 70% of its initial index value, which we refer to as its downside threshold level, the payment at maturity due on the securities will be the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 10.00% per annum, or $13.00.  However, if the securities have not been automatically redeemed prior to maturity and the final index value of any underlying index is less than its downside threshold level, investors will be fully exposed to the decline in the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis and will receive a payment at maturity that is less than the stated principal amount of the securities and could be zero.  Under these circumstances, the payment at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index, which will be less than 70% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.  In addition, investors will not participate in any appreciation of the underlying indices.
Supplemental Terms of the Securities
For purposes of the accompanying product supplement, each underlying index is an “Index.”

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JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Key Investment Rationale
The securities do not provide for the regular payment of interest.  The securities offer investors an opportunity to earn an early redemption payment, which is an amount that will increase over the term of the securities and that will correspond to a return of approximately 10.00% per annum of the stated principal amount per security if the closing level of each underlying index is greater than or equal to its initial index value on any of the determination dates (other than the final determination date).  If the securities have not been automatically redeemed prior to maturity and the final index value of each underlying index is greater than or equal to its downside threshold level, the payment at maturity due on the securities will be the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 10.00% per annum, or $13.00.  If the securities have not been automatically redeemed prior to maturity and the final index value of any underlying index is less than its downside threshold level, investors will be fully exposed to the decline in the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis and will receive a payment at maturity that is less than the stated principal amount of the securities and could be zero.
The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed and the payment at maturity may be less than the stated principal amount of the securities and may be zero.
Scenario 1
On any of the determination dates (other than the final determination date), the closing level of each underlying index is greater than or equal to its initial index value.
▪        The securities will be automatically redeemed for the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of approximately 10.00% per annum.  No further payments will be made on the securities once they have been redeemed.
▪        Investors will not participate in any appreciation of any underlying index from its initial index value.

Scenario 2
The securities have not been previously automatically redeemed and the final index value of each underlying index is greater than or equal to its downside threshold level.
▪        The payment due at maturity will be the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 10.00% per annum, or $13.00.
▪        Investors will not participate in any appreciation of any underlying index from its initial index value.

Scenario 3
The securities have not been previously automatically redeemed and the final index value of any underlying index is less than its downside threshold level.
▪        The payment due at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index.
▪        Investors will lose more than 30% and possibly all of their principal in this scenario.

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JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing levels and (2) the final index values of the underlying indices.

Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity

For more information about the payment at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 6.

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JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Hypothetical Examples
The following hypothetical examples are for illustrative purposes only.  Whether you receive an early redemption payment or the maturity redemption payment, as applicable, will be determined on each determination date.  The hypothetical initial index value of each underlying index of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial index value of any underlying index.  The actual initial index value of each underlying index is the closing level of that underlying index on the pricing date and is specified on the cover of this pricing supplement.  For historical data regarding the actual closing levels of each underlying index, please see the historical information set forth under “CAC 40® Index Overview,” “FTSE MIB Index Overview,” and “IBEX 35® Index Overview,” as applicable, in this pricing supplement.  The actual downside threshold level of each underlying index, early redemption payments and maturity redemption payment are specified on the cover of this pricing supplement.  Any payment on the securities is subject to our and JPMorgan Chase & Co.’s credit risks.  The numbers in the hypothetical examples may be rounded for ease of analysis.  The below examples are based on the following terms:
Stated principal amount:	$10 per security
Hypothetical initial index value:	With respect to the CAC Index: 100.00
With respect to the FTSEMIB Index: 100.00
With respect to the IBEX Index: 100.00
Hypothetical downside threshold level:	With respect to the CAC Index: 70.00, which is 70% of its hypothetical initial index value
With respect to the FTSEMIB Index: 70.00, which is 70% of its hypothetical initial index value
With respect to the IBEX Index: 70.00, which is 70% of its hypothetical initial index value
Hypothetical early redemption payment:	An amount in cash per stated principal amount that increases over the term of the securities, corresponding to a return of approximately 10.00% per annum, as follows:
• 1st determination date: $11.00 • 2nd determination date: $12.00
Hypothetical maturity redemption payment:	$13.00
In Examples 1 and 2, the closing level of each underlying index fluctuates over the term of the securities and the closing level of each underlying index is greater than or equal to its initial index value on one of the determination dates (other than the final determination date).  Because the closing level of each underlying index is greater than or equal to its initial index value on one of the determination dates (other than the final determination date), the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the closing level of each underlying index on each of the determination dates (other than the final determination date) is less than its initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.
How to calculate the payment upon automatic redemption or at maturity:
Example 1 — the securities are redeemed following the first determination date
Date	CAC Index Closing Level	FTSEMIB Index Closing Level	IBEX Index Closing Level	Payment (per Security)

1st Determination Date	105.00 (at or above initial index value)	100.00 (at or above initial index value)	110.00 (at or above initial index value)	$11.00

2nd Determination Date	—	—	—	—

Final Determination Date	—	—	—	—
The securities are automatically redeemed following the first determination date as the closing level of each underlying index on the first determination date is at or above its initial index value. Following the first determination date, you will receive the early redemption payment with respect to the first determination date.
In this example, the early redemption feature limits the term of your investment to approximately one year and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, no further payments will be made on the securities.  The total payment on the securities will be $11.00 per security.

September 2017	Page 6

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Example 2 — the securities are redeemed following the second determination date
Date	CAC Index Closing Level	FTSEMIB Index Closing Level	IBEX Index Closing Level	Payment (per Security)

1st Determination Date	80.00 (below initial index value)	110.00 (at or above initial index value)	70.00 (below initial index value)	—

2nd Determination Date	125.00 (at or above initial index value)	125.00 (at or above initial index value)	125.00 (at or above initial index value)	$12.00

Final Determination Date	—	—	—	—
The securities are automatically redeemed following the second determination date.  In this example, the securities are redeemed early following the second determination date as this is the first determination date on which the closing level of each underlying index is greater than or equal to its initial index value.  Following the second determination date, you will receive the early redemption payment with respect to the second determination date.
In this example, the early redemption feature limits the term of your investment to approximately two years and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, no further payments will be made on the securities.  Further, although each of the underlying indices has appreciated by 25% from its initial index value on the second determination date, you receive only $12.00 per security per security upon redemption and do not benefit from this appreciation.  The total payment on the securities will be $12.00 per security.
Example 3 — the securities are not automatically redeemed prior to maturity
Date	CAC Index Closing Level	FTSEMIB Index Closing Level	IBEX Index Closing Level	Payment (per Security)

1st Determination Date	105.00 (above initial index value)	110.00 (above initial index value)	90.00 (below initial index value)	—

2nd Determination Date	110.00 (above initial index value)	19,000 (below initial index value)	105.00 (above initial index value)	—

Final Determination Date	90.00 (above downside threshold level)	80.00 (above downside threshold level)	85.00 (above downside threshold level)	$13.00
The securities are not automatically redeemed prior to maturity and the final index value of each underlying index is greater than its downside threshold level.  Following the final determination date, you will receive the maturity redemption payment with respect to the final determination date.
This example represents the maximum amount payable on the securities.  The total payment on the securities will be $13.00 per security.

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JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Example 4 — the securities are not automatically redeemed prior to maturity
Date	CAC Index Closing Level	FTSEMIB Index Closing Level	IBEX Index Closing Level	Payment (per Security)

1st Determination Date	110.00 (above initial index value)	105.00 (above initial index value)	85.00 (below initial index value)	—

2nd Determination Date	80.00 (below initial index value)	110.00 (above initial index value)	105.00 (above initial index value)	—

Final Determination Date	60.00 (below downside threshold level)	50.00 (below downside threshold level)	65.00 (below downside threshold level)	$5.00
The securities are not automatically redeemed prior to maturity.  Because the final index value of at least one underlying index is less than its downside threshold level, you would receive a payment at maturity equal to the product of the stated principal amount and the index performance factor of the worst performing underlying index, calculated as follows:
stated principal amount × (final index value of the worst performing underlying index / initial index value of the worst performing underlying index) = $10 × (50.00 / 100.00) = $5.00
The total payment on the securities is $5.00 per security, representing a substantial loss on your initial investment.
Although the closing level of the worst performing underlying index may have been greater than or equal to its downside threshold level throughout the term of the securities prior to the final determination date, because its final index value is less than its downside threshold level, the investor is fully exposed to the decline in the worst performing underlying index.
The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

September 2017	Page 8

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.
▪
The securities do not pay interest or guarantee the return of any principal, and your investment in the securities may result in a loss.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and the final index value of any underlying index is less than its downside threshold level, you will be exposed to the decline in the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis. Under these circumstances, you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying index.  In this case, your payment at maturity will be less than 70% of the stated principal amount and could be zero.

▪
The appreciation potential of the securities is limited.  Your potential gain on the securities will be limited to the fixed early redemption payment specified for each determination date (other than the final determination date) or the maturity redemption payment with respect to the final determination date, as applicable, regardless of the appreciation in any of the underlying indices, which may be significant.  You may receive a lower payment if the securities are automatically redeemed or at maturity, as the case may be, than you would have if you had invested directly in any of the underlying indices.

▪
You are exposed to the price risk of each underlying index.  Your return on the securities is not linked to a basket consisting of the underlying indices.  Rather, it will be contingent upon the independent performance of each underlying index.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index.  The performance of the underlying indices may not be correlated.  Poor performance by any underlying index over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices.  Accordingly, your investment is subject to the risk of decline in the closing level of each underlying index.

To receive any early redemption payment, each underlying index must close at or above its initial index value on a determination date (other than the final determination date).  To receive the maturity redemption payment, each underlying index must close at or above its downside threshold level on the final determination date.  In addition, if any underlying index has declined to below its downside threshold level as of the final determination date, you will be fully exposed to the decline in the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis, even if the other underlying indices have appreciated.  Under this scenario, the value of any payment at maturity will be less than 70% of the stated principal amount and could be zero.
▪
Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no early redemption payment or maturity redemption payment and sustaining a significant loss on your investment than if the securities were linked to just one underlying index.  The risk that you will not receive any early redemption payment or maturity redemption payment, or that you will suffer a significant loss on your investment is greater if you invest in the securities than if you invest in substantially similar securities that are linked to the performance of just one underlying index.  With three underlying indices, it is more likely that an underlying index will close below its initial index value on a determination date (other than the final determination date) or below its downside threshold level on the final determination date than if the securities were linked to only one underlying index.  In addition, you will not benefit from the performance of the underlying indices that are not the worst performing underlying index.  Therefore it is more likely that you will not receive any early redemption payment or maturity redemption payment and that you will suffer a significant loss on your investment.

▪
The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities.  Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities.  If we and JPMorgan Chase &

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JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪
As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities.  If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪
Investors will not participate in any appreciation in any of the underlying indices.  Investors will not participate in any appreciation in any underlying index from its initial index value, and the return on the securities will be limited to the early redemption payment that is paid with respect to the first determination date (other than the final determination date) on which the closing level of each underlying index is greater than or equal to its initial index value or the maturity redemption payment that is paid with respect to the final determination date if the final index value of each underlying index is greater than or equal to its downside threshold level.  It is possible that the closing level of any of the underlying indices could be below its initial index value on all of the determination dates prior to the final determination date so that you will receive no early redemption payment, or that the final index value of any underlying index is less than its downside threshold level on the final determination date, so that you will not receive the maturity redemption payment.  If you do not receive an early redemption payment or the maturity redemption payment, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
Early redemption risk.  The term of your investment in the securities may be limited to as short as approximately one year by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

▪
Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  The calculation agent has determined the initial index values and the downside threshold levels and will determine the final index values, whether the closing level of each underlying index on any determination date (other than the final determination date) is below its initial index value and whether the final index value of any underlying index is below its downside threshold level.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or whether the securities are redeemed early.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities.  It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
▪
The estimated value of the securities is lower than the original issue price (price to public) of the securities.  The estimated value of the securities is only an estimate determined by reference to several factors.  The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  See “Additional Information about the Securities — The estimated value of the securities” in this document.

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JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
▪
The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates.  This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions.  See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪
The estimated value of the securities is derived by reference to an internal funding rate.  The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities.  See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪
The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the securities will likely be lower than the original issue price of the securities.  Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities.  As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.
▪
Secondary market prices of the securities will be impacted by many economic and market factors.  The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of each underlying index, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the closing level of each underlying index;
o	the time to maturity of the securities;
o	whether the final index value of any of the underlying indices is expected to be less than its downside threshold level;
o	the likelihood of an early redemption being triggered;
o	the dividend rates on the equity securities included in each underlying index;

September 2017	Page 11

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
o	the actual and expected positive or negative correlation between the underlying indices, or the actual or expected absence of any such correlation;
o	interest and yield rates in the market generally;
o
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying indices trade and the correlation among those rates and the levels of the underlying indices; and

o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.
▪
Investing in the securities is not equivalent to investing in any of the underlying indices.  Investing in the securities is not equivalent to investing in any underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute any underlying index.

▪
Adjustments to any of the underlying indices could adversely affect the value of the securities.  The underlying index publisher of any underlying index may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The securities are subject to risks associated with securities issued by non-U.S. companies.  The equity securities included in the underlying indices have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪
The securities are not directly exposed to fluctuations in foreign exchange rates.  The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the underlying indices are based, although any currency fluctuations could affect the performance of the underlying indices.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in any payment on the securities.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the closing levels of the underlying indices.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index values, which are the value at or above which the underlying index must close on any determination date (other than the final determination date) in order for you to receive an early redemption payment, and, as a result, the downside threshold levels, which are the respective levels at or above which the underlying indices must close on the final determination date in order for you to receive the maturity redemption payment and avoid being exposed to the negative price performance of the worst performing underlying index.  Additionally, these hedging or trading activities during the term of the securities could potentially affect the closing levels of the underlying indices on the determination dates and, accordingly, whether you will be entitled to an early redemption payment on any determination date (other than the final determination date) and the payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪
Secondary trading may be limited.  The securities will not be listed on a securities exchange.  There may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  JPMS may act as a market maker for the securities, but is not

September 2017	Page 12

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

September 2017	Page 13

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
CAC 40® Index Overview
The CAC 40® Index is a free float market capitalization weighted index that reflects the performance of the 40 largest and most actively traded shares listed on Euronext Paris.  For additional information about the CAC 40® Index, see Annex A to this pricing supplement.
Information as of market close on September 26, 2017:
Bloomberg Ticker Symbol:	CAC	52 Week High (on 5/5/2017):	5,432.40
Current Closing Level:	5,268.76	52 Week Low (on 11/4/2016):	4,377.46
52 Weeks Ago (on 9/26/2016):	4,407.85

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the CAC 40® Index for each quarter in the period from January 1, 2012 through September 26, 2017.  The graph following the table sets forth the daily closing levels of the CAC 40® Index during the same period.  The closing level of the CAC 40® Index on September 26, 2017 was 5,268.76.  We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of the CAC 40® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the CAC 40® Index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the CAC 40® Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

CAC 40® Index	High	Low	Period End
2012
First Quarter	3,594.83	3,127.69	3,423.81
Second Quarter	3,462.91	2,950.47	3,196.65
Third Quarter	3,581.58	3,074.68	3,354.82
Fourth Quarter	3,674.26	3,341.52	3,641.07
2013
First Quarter	3,871.58	3,601.05	3,731.42
Second Quarter	4,051.11	3,595.63	3,738.91
Third Quarter	4,206.04	3,702.01	4,143.44
Fourth Quarter	4,320.68	4,059.71	4,295.95
2014
First Quarter	4,419.13	4,107.75	4,391.50
Second Quarter	4,595.00	4,345.35	4,422.84
Third Quarter	4,494.94	4,147.81	4,416.24
Fourth Quarter	4,419.48	3,918.62	4,272.75
2015
First Quarter	5,088.28	4,083.50	5,033.64
Second Quarter	5,268.91	4,790.20	4,790.20
Third Quarter	5,196.73	4,343.73	4,455.29
Fourth Quarter	4,984.15	4,426.54	4,637.06
2016
First Quarter	4,537.63	3,896.71	4,385.06
Second Quarter	4,591.92	3,984.72	4,237.48
Third Quarter	4,557.66	4,085.30	4,448.26
Fourth Quarter	4,862.31	4,377.46	4,862.31

September 2017	Page 14

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
CAC 40® Index	High	Low	Period End
2017
First Quarter	5,122.51	4,748.90	5,122.51
Second Quarter	5,432.40	4,990.25	5,120.68
Third Quarter (through September 26, 2017)	5,281.29	5,031.92	5,268.76

CAC 40® Index Historical Performance – Daily Closing Levels* January 2, 2012 to September 26, 2017

*The dotted line in the graph indicates the downside threshold level, equal to 70% of the initial index value.

License Agreement.  An affiliate of JPMorgan Financial intends to enter a non-exclusive license with Euronext which, for a fee, provides it with the right to use the CAC 40® Index, which is owned and published by Euronext, in connection with certain securities, including the securities.

September 2017	Page 15

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
FTSE MIB Index Overview
The FTSE MIB Index measures the performance of 40 shares listed on the Borsa Italiana (BIt) and seeks to replicate the broad sector weights of the Italian stock market.  The FTSE MIB Index is the primary benchmark index for the Italian equity markets.  For additional information about the FTSE MIB Index, see Annex B to this pricing supplement.
Information as of market close on September 26, 2017:
Bloomberg Ticker Symbol:	FTSEMIB	52 Week High (on 9/22/2017):	22,530.83
Current Closing Level:	22,430.65	52 Week Low (on 9/27/2016):	16,134.71
52 Weeks Ago (on 9/26/2016):	16,192.48

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the FTSE MIB Index for each quarter in the period from January 1, 2012 through September 26, 2017.  The graph following the table sets forth the daily closing levels of the FTSE MIB Index during the same period.  The closing level of the FTSE MIB Index on September 26, 2017 was 22,430.65.  We obtained the closing level information above and in the table and graph below from Bloomberg, without independent verification.  The historical levels of the FTSE MIB Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the FTSE MIB Index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the FTSE MIB Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

FTSE MIB Index	High	Low	Period End
2012
First Quarter	17,133.42	14,401.55	15,980.07
Second Quarter	15,948.86	12,739.98	14,274.37
Third Quarter	16,624.45	12,362.51	15,095.84
Fourth Quarter	16,408.28	14,855.79	16,273.38
2013
First Quarter	17,897.41	15,338.72	15,338.72
Second Quarter	17,604.61	15,056.57	15,239.28
Third Quarter	18,089.24	15,282.81	17,434.86
Fourth Quarter	19,371.93	17,804.87	18,967.71
2014
First Quarter	21,691.92	18,907.16	21,691.92
Second Quarter	22,502.97	20,318.46	21,283.03
Third Quarter	21,884.60	19,130.65	20,892.11
Fourth Quarter	20,706.31	18,078.97	19,011.96
2015
First Quarter	23,333.20	18,123.45	23,157.12
Second Quarter	24,030.54	22,225.06	22,460.71
Third Quarter	24,031.19	20,450.43	21,294.98
Fourth Quarter	22,736.86	20,506.56	21,418.37
2016
First Quarter	20,983.24	15,773.00	18,116.88
Second Quarter	18,976.71	15,103.58	16,197.78
Third Quarter	17,375.73	15,423.79	16,401.00
Fourth Quarter	19,390.83	16,216.95	19,234.58
2017
First Quarter	20,492.94	18,590.73	20,492.94
Second Quarter	21,787.90	19,442.71	20,584.23
Third Quarter (through September 26, 2017)	22,530.83	20,939.39	22,430.65

September 2017	Page 16

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
FTSE MIB Index Historical Performance – Daily Closing Levels* January 2, 2012 to September 26, 2017

*The dotted line in the graph indicates the downside threshold level, equal to 70% of the initial index value.
License Agreement.  JPMS intends to obtain the consent of FTSE for the use of and reference to the FTSE MIB Index in connection with the securities.  All rights to the FTSE MIB Index are owned by FTSE, the publisher of the FTSE MIB Index.  JPMS and its affiliates disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE MIB Index.  In addition, none of the LSE, the Financial Times and FTSE has any relationship to JPMS or the securities.  None of the LSE, the Financial Times and FTSE sponsors, endorses, authorizes, sells or promotes the securities, or has any obligation or liability in connection with the administration, marketing or trading of the securities.

September 2017	Page 17

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
IBEX 35® Index Overview
The IBEX 35® Index is composed of the 35 most liquid securities listed on the Spanish Stock Exchange Interconnection System of the four Spanish Stock Exchanges.  These exchanges are the Barcelona Stock Exchange, the Bilbao Stock Exchange, the Madrid Stock Exchange and the Valencia Stock Exchange.  For additional information about the IBEX 35® Index, see Annex C to this pricing supplement.
Information as of market close on September 26, 2017:
Bloomberg Ticker Symbol:	IBEX	52 Week High (on 5/5/2017):	11,135.40
Current Closing Level:	10,189.60	52 Week Low (on 12/2/2016):	8,607.10
52 Weeks Ago (on 9/26/2016):	8,711.40

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the IBEX 35® Index for each quarter in the period from January 1, 2012 through September 26, 2017.  The graph following the table sets forth the daily closing levels of the IBEX 35® Index during the same period.  The closing level of the IBEX 35® Index on September 26, 2017 was 10,189.60.  We obtained the closing level information above and in the table and graph below from Bloomberg, without independent verification.  The historical levels of the IBEX 35® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the IBEX 35® Index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the IBEX 35® Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

IBEX 35® Index	High	Low	Period End
2012
First Quarter	8,902.10	7,911.00	8,008.00
Second Quarter	8,042.80	6,065.00	7,102.20
Third Quarter	8,230.70	5,956.30	7,708.50
Fourth Quarter	8,299.50	7,567.80	8,167.50
2013
First Quarter	8,724.60	7,900.40	7,920.00
Second Quarter	8,597.00	7,553.20	7,762.70
Third Quarter	9,272.40	7,763.80	9,186.10
Fourth Quarter	10,037.80	9,272.10	9,916.70
2014
First Quarter	10,525.00	9,725.40	10,340.50
Second Quarter	11,187.80	10,103.50	10,923.50
Third Quarter	11,148.90	10,078.60	10,825.50
Fourth Quarter	10,900.70	9,669.70	10,279.50
2015
First Quarter	11,579.30	9,719.00	11,521.10
Second Quarter	11,866.40	10,769.50	10,769.50
Third Quarter	11,556.10	9,291.40	9,559.90
Fourth Quarter	10,478.30	9,365.80	9,544.20
2016
First Quarter	9,335.20	7,746.30	8,723.10
Second Quarter	9,332.60	7,645.50	8,163.30
Third Quarter	9,101.10	7,926.20	8,779.40
Fourth Quarter	9,412.80	8,607.10	9,352.10

September 2017	Page 18

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
IBEX 35® Index	High	Low	Period End
2017
First Quarter	10,462.90	9,304.80	10,462.90
Second Quarter	11,135.40	10,264.50	10,444.50
Third Quarter (through September 26, 2017)	10,734.70	10,124.90	10,189.60

IBEX 35® Index Historical Performance – Daily Closing Levels* January 2, 2012 to September 26, 2017

*The dotted line in the graph indicates the downside threshold level, equal to 70% of the initial index value.

License Agreement. An affiliate of JPMorgan Chase & Co. intends to enter into a non-exclusive license agreement with Sociedad de Bolsas, S.A. providing for the license to us, and certain of our affiliated or subsidiary companies, of the right to use the IBEX 35® Index, which is owned and published by Sociedad de Bolsas, S.A., in connection with certain securities, including the securities.

September 2017	Page 19

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities
Additional Information about the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:
The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.
The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities.  See “Risk Factors — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:
For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities.  The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates.  See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.
Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to

September 2017	Page 20

JPMorgan Chase Financial Company LLC
Jump Securities with Auto-Callable Feature due October 1, 2020 Based on the Worst Performing of the CAC 40® Index, the FTSE MIB Index and the IBEX 35® Index Principal at Risk Securities

U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, of a security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Supplemental use of proceeds and hedging:
The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Securities Work” and “Hypothetical Examples” in this document for an illustration of the risk-return profile of the securities and “CAC 40® Index Overview”, “FTSE MIB Index Overview” and “IBEX 35® Index Overview” in this document for a description of the market exposure provided by the securities.
The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.
We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the securities and the guarantee:
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and

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equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.
This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. MS-1-I dated June 3, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
• Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
• Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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Annex A
The CAC 40® Index
All information contained in this pricing supplement regarding the CAC 40® Index (the “CAC Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information.  This information reflects the policies of, and is subject to change by Euronext N.V. (“Euronext”).  Euronext has no obligation to continue to publish, and may discontinue publication of, the CAC Index.
The CAC Index is reported by Bloomberg L.P. under the ticker symbol “CAC.”
The CAC Index is an index calculated, published and disseminated by Euronext.  The CAC 40® Index is a free float market capitalization weighted index that reflects the performance of the 40 largest and most actively traded shares listed on Euronext Paris.  The Conseil Scientifique acts as a supervisor of the CAC Index and is responsible for setting the rules and the periodical selection.  Euronext (the “Compiler”) acts as the compiler and is responsible for day-to-day management of the CAC Index.
Selection
The universe of the CAC Index is defined as companies that have been admitted to listing on Euronext Paris’ regulated market.
The CAC Index consists of:
•	Companies with Euronext Paris as its market of reference; and
•	Companies with a market of reference other than Euronext Paris that may continue to be included in the CAC 40 family as long as they qualify based on:
(1)	The significant presence (relative to the size of the group) of business assets and/or head-office activities in France and/or employment of significant numbers of staff in France; or
(2)	Significant trading volumes on related derivative instruments in Paris; or
(3)	The fact that the company was included in the CAC family on 1 January 2014 in so far (1) and/or (2) are still applicable.
If a company changes its market of reference to a market of reference other than Euronext Paris as a result of a merger or similar situation, the company will continue to be eligible for the CAC family. At each annual review, the Supervisor retains the right to decide on the eligibility of the new entity based on the criteria stipulated in (1) or (2) above.
A company changing the market of reference for other reasons may be removed from the CAC family at the annual review regardless of the criteria stipulated in (1) or (2) above.
The shares of the following companies are excluded from the CAC Index:
•	Holding companies of companies admitted to listing on Euronext Paris;
•	Companies whose shares are allocated to the Recovery Box or Penalty Bench;
•	Shares quoted in currencies other than Euro;
•	Shares not traded continuously; warrants, rights and other derivative securities.
The constituents of the CAC Index are not required to fulfil a minimum free float criterion.
Companies are selected based on a combination of two rankings:
•
The value of regulated turnover (the value of turnover traded via the Euronext electronic order book as well as the value of turnover from off-exchange transactions within the scope of Euronext’s regulatory environment, such as block trades and the like) observed over a 12-month period; and

•
The free float adjusted market capitalization on the date on which, after the market close, relevant data are gathered that will serve as basis for the periodical review of the CAC Index (the “Review Cut-Off Date”).

As only one listing – the most active one - is permitted per company, the listing representing the company’s ordinary shares is generally used.
At the annual review the shares of a company must have a free float adjusted annual trading velocity of at least 20%.  In other words, their Regulated Trading Volume should represent at least 20% of the for free float adjusted total number of shares issued by the company listed on Euronext Paris, calculated over the course of the full 12-month period relevant for the review. Velocity is calculated on a daily basis by dividing the number of shares traded by the number of shares listed. These daily figures are added up to calculate the annual velocity. At quarterly reviews the minimum free float adjusted velocity is 30%, while for current constituents a minimum of 10% is required.

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The free float percentage that is used in the velocity calculation is based on the Free Float relevant on the Review Cut-Off Date, rounded up to the nearest 5% multiple. However, the free float percentage used in the velocity calculation shall always be at least 25%.
In order to preserve a tradable constitution of the CAC Index, the Compiler performs an extensive liquidity analysis. This analysis mainly consists of the trading volume relative to the available share capital observed over the preceding year as well as the last quarter.  In case of a demerger the velocity prior to the event is assumed to apply for all resulting entities. In case of a merger, the Compiler will take into account the velocity of the merging entities prior to the event as well as the velocity of the merged entity in deciding whether the company meets the free float velocity threshold.
The CAC Index is designed to reflect the general trends in the trading of shares listed on Euronext Paris.  Changes are made on a quarterly basis and reflect the changes in size and turnover of the eligible companies. The Compiler and Conseil Scientifique may exceptionally decide to deviate from the outcome of the rankings if this is in the interest of the users of the CAC Index. Guiding principles for such decision are tradability of the CAC Index, minimizing index turnover and representativeness.
At reviews the Compiler will propose to the Conseil Scientifique selections and changes to the CAC Index based on a combination of the rankings on free float adjusted market capitalization and turnover.  The CAC Index consists of the 40 highest ranking companies.  The 35 highest ranking companies are selected.  A buffer zone, where current constituents have priority over companies that currently do not form part of the CAC Index consists of the companies ranked 36th to 45th.
The general aim of the periodical review of the index is to ensure that the selection and weighting of the constituents continues to reflect the underlying market or market segment it represents.
The Review Cut-Off Date is after the market close of the last Friday of August (for the annual review), February, May and November (for the quarterly reviews).
The review effective date, which is the date on which, after the market close, the changes relating to the periodical review are being effectuated in the index portfolio, is after the market close of the third Friday of September (the annual review), March, June and December (quarterly reviews).
At annual reviews, the number of shares included in the CAC Index will be updated with the number of shares listed on the Review Cut-Off Date, taking into account adjustments due to corporate actions as described below.
All free float factors are updated at the annual review.  Free Float is rounded up to the next 5% bracket and determined on the basis of the information relevant at the Review Cut-Off Date.
At quarterly reviews, both the number of shares included in the CAC Index and the free float factor will be updated if the free float factor on the Review Cut-Off date deviates by 10% or more from the free float factor currently applied in the index (2 or more bands) and/or if the number of shares listed on the Review Cut-Off Date, deviates by more than 20% from the current number of shares included in the CAC Index.
In the case of an update the new numbers of shares are based on the number of shares listed on the Review Cut-Off Date, taking into account adjustments due to corporate actions as described below.  The new Free float factors are determined on the basis of the information relevant at the Review Cut-Off Date.
The Compiler may decide not to update the number of shares for companies after a merger or similar situation.
In the case where the free float adjusted number of shares changes for companies with a capping factor less than 1, the Compiler will recalculate the capping factor such that the capped free float adjusted number of shares remains unchanged at the quarterly review.
A maximum weighting of 15% is applied to each index constituent at the annual review.  The assessment and new capping coefficients are based on the date on which, after the close, the full details are announced regarding the index composition that will come into effect after the review effective date. this includes numbers of shares, free float factors and capping factors of all companies included in the new index portfolio (the “Review Composition Announcement Date”).  Capping factors are not updated at quarterly reviews for companies that continue to be included in the CAC Index.
For companies, if any, to be added to an index at the quarterly review, the weightings in terms of number of shares in the index and free float are determined based on the Review Cut-Off Date, while the capping factor is determined based on the Review Composition Announcement Date.  The weight of companies that are added is subject to a maximum of 15%.
In the event of a takeover or other exceptional circumstances, the Compiler has the right to revise the selection from the time the announcement is published up to the Review Composition Announcement Date.
The Compiler will not change the outcome of the review for events that happen after the Review Composition Announcement Date.  Corporate actions happening before the Review Effective Date will lead to an update of the new composition that is in line with the treatment described below.
Corporate Actions
The CAC Index may be adjusted in order to maintain the continuity of the index level and the composition.  The underlying aim is that the CAC Index continues to reflect as closely as possible the value of the underlying portfolio.

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Adjustments take place in reaction to events that occur with constituents in order to mitigate or eliminate the effect of that event on the CAC Index.
A constituent will be removed from the CAC Index if it has appeared that the liquid trading will be significantly affected due to a takeover, merger, bankruptcy or has ceased to be a viable constituent as defined by the rules. The constituent in question will either be removed or will be replaced by the acquiring company.  If a company is removed from the CAC Index, the divisor will be adapted to maintain the index level.
In the event of a bid in cash, the target company will be removed from the CAC Index.  In the event of a merger, acquisition or similar situation where the bid is made in the form of shares, the target company will be replaced by the company taking over, provided that this company complies with the requirements for inclusion in the CAC Index in line with the index review criteria.
The removal or replacement will take place after the close of the first (full) business day after the offer is declared unconditional or successful.  The replacement of the shares of the relevant index constituent by the shares of the company that continues to be traded will be executed on the basis of the bid ratio.
In case a of a mixed bid of cash and shares the Compiler will treat the bid as a share bid if the share part amounts to at least 75% of the offer price, on the day of the publication of the terms of the offer.  The replacement of the shares of the relevant index constituent by the shares of the company that continues to be traded will be executed on the basis of the bid ratio.  The divisor will be adapted only for the cash part of the offer price.
The Compiler reserves the right to apply a specific treatment in non-standard situations including but not limited to:
•	Competing bids with differing closing dates or structures;
•	Offers made without the intention to gain full control.
A separate announcement detailing the specific treatment will be issued timely to the market.
If a constituent is suspended, the Compiler will consider whether the constituent should be removed or not within five trading days. If it is decided to maintain the constituent a further reassessment date will be set.  The Compiler reserves the right to take action before that date if new developments give reason to do so.
In case a constituent is removed following suspension, it will be removed from the CAC Index as soon as possible and on a day announced by the Compiler.  The company will be removed from the CAC Index after the close of the markets assuming a price of zero unless the Compiler sets a different price, where possible supported by an objective source.
If it has been announced that a constituent will be delisted from Euronext, it will be removed from the CAC Index as soon as possible and on a day announced by the Compiler. The company will be removed from the CAC Index based on either the last known price established during regular daytime trading or on a price determined by the Compiler, whereby the company may also be removed at a price of zero.
Removing assuming a price of zero implies no divisor change because of the removal. If another price is set, the divisor will change based on the removal of the value of that company from the CAC Index portfolio when applying that price.
In the event that the trading in shares is suspended, the last known price established during regular daytime trading will be used.
In the event that a company included in the CAC Index is split up, the companies resulting from the split, including the original company where appropriate will continue to be included in the CAC Index providing they still qualify as an eligible company in their own right.  The CAC Index may then temporarily consist of fewer than, or more than the standard number of constituents until the next periodical review takes place.
For the purposes of these rules a split up is taken to mean a legal demerger, a spin-off or another situation which the Compiler deems to be similar.
In case the shareholder of the company which was originally included in the CAC Index does not automatically receive shares in a company which is created as a result of the split up, this company is considered to be a newly listed company.
The removal of any non-qualifying company resulting from a split up will take place after the close of the first day of trading in the shares of that company.  If all companies resulting from the split are to be removed, the removal will take place at the close of the last trading day before the split.
Newly listed companies are considered for inclusion in the CAC Index at the time of the periodical index rebalancing.
The CAC Index will be adjusted for dividends that are special.
The following criteria will be applied to decide whether a dividend should be considered a special dividend:
•
The declaration of a company of a dividend additional to those dividends declared as part of the company’s normal results and dividend reporting cycle; merely an adjustment to the timing of the declaration of a company's expected dividend would not be considered as a special dividend circumstance; or

•	The identification of an element of a dividend paid in line with a company’s normal results and dividend reporting cycle

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as an element that is unambiguously additional to the company’s normal payment.
For the purpose of clarification, no adjustment will be made for the following situations:
•	Payment of ordinary dividends, irrespective of how they are financed;
•	Issue of redeemable shares or any other entitlement in lieu of an ordinary dividend; or
•	Unexpected increase or decrease, resumption or cessation, or change in frequency to an ordinary dividend.
The adjustment of the CAC Index takes place by a reduction of the closing price of the share in question.  Subsequently the divisor will be adapted in order to maintain the index level.  The adjustments will be based on gross amounts.
In the event of a rights issue the new shares will be included in the CAC Index on the ex-date of the rights issue and an adjusted closing price will be applied as calculated by the Compiler.  The adjustment will be made based on the shares currently in the CAC Index.  The divisor will be adapted in such a way that the level of the CAC Index remains the same.
The new shares are only added if less than 0.4 share is issued for every share that is currently held and if the new shares are fungible with the existing line of shares (e.g. no dividend disadvantage).  Otherwise the CAC Index is adjusted based on the value of the rights only.
The CAC Index will be adjusted only if the rights represent a positive value.
The CAC Index will also be adjusted if a value can be attributed to a subscription right for convertible bonds, bonds with warrants or warrants with preferential rights for shareholders or similar situations. If the value cannot be attributed straightforward, the Compiler may also decide to include the detached instrument for one day and adjust the CAC Index at the close based on the closing price for that subscription right on that day.
For bonus issues, stock splits and reverse stock splits, the number of shares included in the CAC Index will be adjusted in accordance with the ratio given in the corporate action. The divisor will not be changed because of this. The Compiler may regard a bonus issue as the issue of an entitlement in lieu of an ordinary dividend and therefore treat this in accordance with the adjustment of special dividends.
In between the reviews the number of shares included in the CAC Index and free float factors will remain unchanged.
For partial tender offers, the Compiler will adjust the divisor of the CAC Index if the premium represents more than 5% of the share price of the close on the penultimate day before the ex-date (the day prior to the last day before the ex-day).  The premium is calculated as the difference between the offered price and the closing price, multiplied by the percentage of the share capital targeted in the offer.  If the divisor is adjusted, the number of shares in the CAC Index will be adjusted as well.
Calculation
The CAC Index is calculated on a price return basis.  The calculation is based on the current Free Float (as defined below) market capitalization divided by the divisor.  The divisor was determined on the initial capitalization base of the CAC Index and the base level. The divisor is adapted as a result of corporate actions and composition changes.
Free Float is defined as the outstanding capital less shareholdings exceeding 5%, except where such interests are held by collective investment schemes/mutual funds or pension funds.  In addition, certain insider holdings (e.g. shares held by directors, employees, founders and family), government holdings and holdings of the company itself (including subsidiaries) are not considered Free Float, irrespective of the size.  The free float percentages are rounded up to 5% bands. The base currency of the CAC Index is Euro (“Base Currency”).
Share prices that are quoted in other currencies than the Base Currency will be converted to the Base Currency using the last known exchange rate observed on Reuters.  Closing prices will be converted based on the most recent WM/Reuters spot rates, which are published each business day around 17:00 CET.
The CAC Index is calculated according to the below formula:
where:
“t” is the time of calculation;
“N” is the number of constituent equities in the CAC Index;
“Qi,t” is the number of shares of equity i included in the CAC Index on day t;
“Fi,t” is the free float factor of equity i;
“fi,t” is the capping factor of equity i;

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“Ci,t” is the price of equity i on t;
“Xi,t” is the current exchange rate on t; and
“dt” is the divisor of the CAC Index on day t.

The base date for the CAC Index is December 31, 1987 and the base market capitalization was 1,000.
In the event that part of the constituents is reserved, suspended from trading or if technical problems prohibit normal trading, index values will continue to be calculated and published.  For those constituent stocks that are not available for trading, the last known value will be used when determining index values.
Notwithstanding the previous paragraph, the Compiler always retains the right to delay the publication of the opening level of the CAC Index.  Furthermore, the Compiler always retains the right to suspend the publication of the level of the CAC Index or to mark the level of the CAC Index indicative if it believes that circumstances prevent the proper calculation of the CAC Index. If prices are cancelled, the CAC Index will not be recalculated unless the Compiler decides otherwise.
If after the market opens the CAC Index remains in pre-opening during the entire trading session, the reference closing level of the CAC Index will be calculated on the basis of the most recent traded prices, or the most recent reference price (possibly adjusted to account for corporate actions).
License Agreement
An affiliate of JPMorgan Financial intends to enter a non-exclusive license with Euronext which, for a fee, provides it with the right to use the CAC 40® Index, which is owned and published by Euronext, in connection with certain securities, including the securities.

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Annex B
The FTSE MIB Index
All information contained in this pricing supplement regarding the FTSE MIB Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”).  The FTSE MIB Index is calculated, maintained and published by FTSE.  FTSE has no obligation to continue to publish, and may discontinue publication of, the FTSE MIB Index.
The FTSE MIB Index is calculated in euros and is reported by Bloomberg L.P. under the ticker symbol “FTSEMIB.”
The FTSE MIB Index is the benchmark index for the Italian equity markets.  Capturing approximately 80% of the domestic market capitalization, the FTSE MIB Index is comprised of highly liquid companies in Italy.
The FTSE MIB Index measures the performance of 40 shares listed on the Borsa Italiana (BIt) and seeks to replicate the broad sector weights of the Italian stock market.  The FTSE MIB Index is derived from the universe of stocks trading on the BIt MTA and MIV markets, and is market capitalization-weighted after adjusting constituents for float.  Individual constituent weights are capped at 15%.  Index constituents are categorized in accordance with the Industry Classification Benchmark (ICB), the global standard for industry sector analysis.
The base value of the FTSE MIB Index was set at the level of the MIB 30 Index at the close of trading on October 31, 2003 (10,644).  Historical values for the FTSE MIB Index have been back calculated to December 31, 1997 (24,402).  The FTSE MIB Index is calculated on a real-time basis in EUR.
Eligible Securities
The FTSE MIB Index constituent shares are selected from the broad Italian equity universe.  All stocks traded on the BIt MTA and MIV markets, except for savings shares (azioni di risparmio) and preferred shares, are eligible for inclusion in the FTSE MIB Index.  Savings or preferred shares, however, may be eligible if the ordinary shares of a company are not listed or have consistently less liquidity than the savings or preferred shares.  Foreign listed companies can be included only if they have complied with BIt requirements in terms of dissemination of information.
Companies whose business is that of holding equity and other investments (e.g., investment trusts) which are classified as belonging to the Equity Investment Instruments Subsector within the ICB, and non-equity investment vehicles which are classified as belonging to the Non-Equity Investment Instruments Subsector within the ICB are not eligible for inclusion.
Minimum Voting Rights
Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion.  Emerging market securities are not subject to this requirement.
Existing constituents with a developed market nationality who do not currently meet the above requirement have a 5 year grandfathering period to comply. If subsequently they continue to fail the minimum voting rights requirement they will be removed from the FTSE MIB Index at the September 2022 review.
Index Qualification Criteria
In order to identify a candidate pool for FTSE MIB Index constituent selection, stocks are examined  using the following general criteria:
Market Capitalization
The float-adjusted market capitalization is determined through an Investable Weight Factor (IWF):
IWF = 100% - Sum of the % of shareholdings held by restricted shareholders
Investability Weighting
Constituents of the FTSE MIB Index are adjusted for free float and foreign ownership limits.  Free float restrictions include:
	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).
	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
	Shares held within employee share plans.

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	Shares held by public companies or by non-listed subsidiaries of public companies.
	All shares where the holder is subject to a lock-in clause (for the duration of that clause).

Shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares in a company for strategic reasons as evidenced by specific statements to that effect in publicly available announcements, or has successfully placed a current member to the board of directors of a company.

	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
	Shares held by sovereign wealth funds where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.

Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater.  The shares will remain restricted until the holding falls below 10%.


Portfolio holdings (such as pension fund, insurance fund or investment companies) are generally not considered as restricted. However where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted. The shares will remain restricted until the holding falls below 30%.

Treasury shares are always excluded from the shares in issue, regardless of their size.
The primary sources of shareholder information for Italian companies are Commissione Nazionale per le Società e la Borsa (“CONSOB”) and companies’ official communications (annual report, quarterly reports and prospectuses).
The analysis is based on the total stake held by the ultimate shareholder.  In the case of stock lending contracts or nominee holdings, the analysis is based on the owner of shares and not on the person/entity having the voting rights.  In the case of shares lent to banks, the analysis is based on the owner of the shares and not on the bank, and is independent of the allocation of voting rights.
Shares with a free float of 5% or below are not eligible for inclusion in the FTSE MIB Index.
Liquidity
Liquidity is measured by the stock’s 6-month value traded in euro, on BIt order book markets and by number of days traded.
New Listings
Newly-listed shares are eligible for inclusion in the selection procedure, provided that they have traded for a minimum of 20 days.  Newly-listed shares whose capitalization is greater than or equal to 3% of the current market capitalization of the FTSE Italia All-Share Index will enter the FTSE MIB Index from the start of trading.
Shares Outstanding
The primary source of information for Italian shares is the BIt Official List.
Periodic Review of Constituent Shares
The FTSE MIB Index will be reviewed on a quarterly basis in March, June, September and December of each year. and   Any constituent changes will be implemented after close of business on the third Friday in March, June, September and December of the review month.  If the third Friday of the review month is a holiday, the preceding closing days prices will be used.  FTSE is responsible for publishing the outcome of the periodic review.
The underlying universe for the FTSE MIB Index is all stocks trading on the BIt MTA and MIV markets (except for preferred and saving shares).  The FTSE MIB Index will consist of the 40 most liquid and highly capitalized stocks listed on the Blt MTA and MIV markets.  Foreign listed companies are eligible for inclusion in the FTSE MIB Index only if they have complied with BIt requirements in terms of dissemination of information.  The selection procedure is based on size (free float adjusted market capitalization) and liquidity (six months turnover).  FTSE, with the support of the FTSE Italia Index Series Technical Committee is responsible for the implementation of the algorithm and will decide whether special circumstances would warrant making an exceptional change to the index constituents.
The constituents of the FTSE MIB Index are capped at 15% at the time of the quarterly reviews.  Capping procedures are run on the Monday following the second Friday of March, June, September and December, they are based on Friday closing prices and they are implemented after the close of trading of the third Friday of March, June, September and December.  Any constituents whose weights are greater than 15% are capped at 15%.  The weights of all lower ranking constituents are increased correspondingly. The weights of lower ranking constituents are then checked and if they exceed 15%, they are capped at

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15%.  This process is repeated until no constituent weight exceeds 15%.  The weight of each stock in the FTSE MIB Index is evaluated in terms of its adjusted market capitalization versus the FTSE MIB Index, and will be re-evaluated at each quarterly review.
Changes to Constituent Shares
New Issues
An Index addition outside quarterly reviews generally is made only if a vacancy is created by an index deletion.  Index additions are made according to size and liquidity.  A newly-listed company is added to the FTSE MIB Index only when an appropriate vacancy occurs and is subject to proven liquidity for at least three months.  An exception may be made for extraordinary large global offerings where expected trading volume justifies inclusion.
New listing
Newly-listed shares whose capitalization is greater than or equal to 3% of the current market capitalization of the FTSE Italia All-Share Index are added to the FTSE MIB Index with an extraordinary revision, to be applied on the first day of listing.  FTSE will announce the revision and will confirm it as soon as all required information is available (start of trading date, shares in issues, free float, IPO price).
Deletions
Deletions outside quarterly reviews can occur due to acquisitions, mergers and spin-offs, or bankruptcies and suspensions, if the relevant Index constituent no longer meets the criteria for inclusion or is no longer representative of its industry group, in the following situations:
Positive outcome of a tender offer
For each tender offer, the FTSE Italia Index Series Technical Committee will agree internally beforehand what the level of acceptance should be to determine whether a tender offer is successful or partially successful, with consideration of the expected liquidity post-event.  If the offer is partially successful and there is a change in the IWF, a notice period of two trading days will be provided. If acceptances exceed the threshold identified by the FTSE Italia Index Series Technical Committee, the constituent is removed from the FTSE MIB Index with two trading days notice.  A replacement constituent is added from a candidate list, also with two trading days notice.
Significant and ascertained or presumed reduction in liquidity or capitalization
The constituent will be removed and replaced in a full rebalancing that uses closing prices of all constituents.
            Whenever the BIt, in accordance with BIt Rules, delists a constituent company (e.g., in cases of the involvement of the issuer in insolvency procedures or in cases of the liquidation of the issuer)
The constituent is removed and replaced in a full rebalance that uses the closing prices of all constituents.
Suspension of Dealing
If a stock is suspended from trading, FTSE will determine its treatment as follows:
•
If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the FTSE MIB Index with T+2 notice.

•	In all other cases, the constituent will continue to be included in the FTSE MIB Index for a period of up to 20 business days at its last traded price.
•
If the constituent continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the FTSE MIB Index for a further period of up to 20 business days or to remove it at zero value.  In making this determination, FTSE will take into account the stated reasons for the suspension.  These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading.

•	This procedure will be repeated at successive 20 business day intervals thereafter until either trading recommences or the suspension period reaches 80 business days.
•
If the suspension period reaches 80 business days and the constituent has not announced a firm date for the resumption of trading during the 40 business day period, FTSE will provide notice that the constituent will be removed at zero value at the next index review following the expiry of the 40 business day period.

•
In certain limited circumstances where the index weight of the constituent is significant and FTSE determines that a market-related value can be established for the suspended constituent, for example because similar company

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securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE will set out its rationale for the proposed treatment of the constituent at the end of the 80 business day period.
•
If following the end of the 80 business day period, a suspended constituent that has not announced a firm date for the resumption of trading nevertheless resumes trading before its planned removal date, the constituent will continue to be removed from the FTSE MIB Index as previously announced but in these circumstances the deletion will be implemented at market value.

•
If during the minimum 40 business day notice period, a suspended constituent that had previously announced a firm date for the resumption of trading within that period then nevertheless fails to resume trading on that date, FTSE will give notice that the constituent will be removed at the index review following the expiry of an additional notice period of 40 business days.

•
If a constituent has been removed from the FTSE MIB Index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Mergers / Takeovers between Constituents
If the two merging companies, both the acquiring and the acquired, are index constituents, the newly merged entity will be included in the FTSE MIB Index and a new constituent will be added to fill the gap created by the merger.
Mergers / Takeovers between a Constituent and a Non-Constituent
If a non-constituent acquires a current constituent of the FTSE MIB Index, the latter will be removed from the FTSE MIB Index and will be replaced with a new constituent.  The non-constituent acquiring the company would be eligible for consideration if it qualifies in all other respects.  FTSE will make an announcement detailing any index change.
Weights of the constituents are based on the closing price and the number of shares after the merger.   When there is a merger, there will be a full rebalancing of the FTSE MIB Index.
Index Maintenance
The maintenance of the FTSE MIB Index consists of corporate actions, periodic revisions to the FTSE MIB Index and changes due to vacancies created by the deletion of a constituent of the FTSE MIB Index.  The maintenance activity is carried out by FTSE with the objective of minimizing the turnover among index constituents.
In the event of an index change or corporate action resulting in a change to shares in issue or free float for Index constituents that affects the market capitalization of the FTSE MIB Index, the divisor is adjusted to ensure continuity of the FTSE MIB Index.  The number of constituents in the FTSE MIB Index is analyzed at each quarterly review (March, September, June and December) to assess whether the FTSE MIB Index adequately represents the market.  If FTSE, with the support of the FTSE Italia Index Series Technical Committee, decides the number of constituents needs to be changed, a change will be made after providing the market with ample notice.
At periodic reviews, the prices applied to all constituents of the index are the closing prices of the third Friday of the rebalancing month.
•
On rebalancing days (usually Friday), when the closing auction price of one or more of the constituents in the FTSE MIB Index has not been set by the end of the closing auction session because there is no match in the market, FTSE will use the reference price, defined by BIt as the volume weighted average price of trades in the last 10 minutes of the session (in the absence of trading in that period, the latest traded price in the session; in case of absence of trading, the previous session reference price).

•	If the auction price is not valid, FTSE will use the reference price.
•	If the constituent is suspended, FTSE will use the closing auction price (in its absence, the reference price) set in the previous session, adjusted for any relevant corporate actions.
All share and IWF changes are updated on a quarterly basis using the closing prices on the evening of the third Friday of March, June, September and December, to coincide with the expiry of derivatives of IDEM contracts.  The FTSE MIB Index will be disseminated from the beginning of the next continuous trading session.
The 15% capping adjustment factors are adjusted at each quarterly rebalancing.  The capping numbers are calculated based on the closing prices on the second Friday of March, June, September and December, using the share & IWF numbers from the previous end of month.  The announcement of the capping adjustments to the new IWFs is made alongside the announcement of the new number of shares in issue at the close of trading, no later than the third business day before the effective date, by way of a technical notice.

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Following corporate actions (for example, mergers and capital increases) which result in a change in the number of outstanding shares greater than 10%, the number of outstanding shares will be adjusted in the FTSE MIB Index at the end of the corporate action period.  All other changes to shares outstanding will occur at the quarterly review; to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis.  When there is a change larger than 10% in the number of shares or in the IWF of a constituent, the FTSE MIB Index will be adjusted to reflect the new market capitalization.  This change will be performed at the end of the day and will trigger a divisor update.  In the case where a shares in issue or IWF change is a result of a “market wide event” such as an institutional placement, sell down via a book build or partial takeover offer, FTSE may decide to implement changes in IWF that are greater than 3%.  All announcements regarding ongoing changes to shares and IWFs will be done on a “best efforts” basis.  While the primary source for IWF changes is CONSOB, public announcements of sell downs and Patti di Sindacato changes by the companies themselves will be sourced where appropriate.  Similarly, the BIt Official List is the primary source for share changes.  However, a public announcement of an institutional placement by a company or of the results of a capital increase may call for FTSE to announce a change to shares outstanding prior to the Official List being updated.
Adjustments will also be made in the event of certain corporate actions such as rights offerings, special dividends, splits, reverse splits and spin-offs.
 Changes to the Classification of Constituent Shares
 The FTSE MIB Index constituents are classified into Industries, Supersectors, Sectors and Subsectors, as defined by the ICB.
Changes to the classification of a company within the FTSE MIB Index will be advised by FTSE and the necessary adjustments will be made to the relevant industry sectors at the same time that the constituent changes are implemented.  Where a constituent is the subject of a merger, restructure or complex takeover which results in a constituent (or part of a constituent) being absorbed by another, the industry classification of the resulting constituent(s) will be reviewed by FTSE.
 Any adjustment resulting from a change in a company’s classification will be implemented at the same time that any relevant constituent changes are implemented in the FTSE MIB Index.
Periodic changes to the industry classification of a company are agreed and announced by FTSE.  Such changes will be implemented after the close of the index calculation on the next working day following the third Friday of each month.
 Index Calculation
The FTSE MIB Index uses prices from actual trades on the MTA and MIV electronic share trading platform of the BIt during official market hours.  The last Index value is calculated using closing auction prices or, if there is no closing auction price for a particular constituent, the last price traded as at the end of the continuous trading phase.  BIt’s closing price is used by BIt’s Market Supervision division in the calculation of K factors to be applied to the FTSE MIB Index for corporate actions.  BIt’s reference price plays no part in the FTSE MIB Index calculation.
The FTSE MIB Index is calculated using a base-weighted aggregate methodology.  This means the level of an index reflects the total float-adjusted market value of all of the constituent stocks relative to a particular base period.  The total market value of a company is determined by multiplying the price of its stock by the number of shares in issue (net of treasury shares) after adjusting for float.  An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.
The FTSE MIB Index value It, at time t, is calculated using the following formula:
It = Mt / Dt
Where Mt = total free float adjusted market capitalization at time t, equal to:
Mt = Σi pit x qit x IWFit
And
pit = The last traded price, at time t, of the ith-share. Where the shares of one of the constituents are suspended, the FTSE MIB Index is calculated using the price of the latest trade concluded before the suspension.
qit = Number of shares in the FTSE MIB Index. The number of shares in issue for the security ith, net of treasury shares.
IWFit = Investable Weighting Factor (adjusted for capping) for the ith share.
Dt = Value of the FTSE MIB Index divisor at time t.

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License Agreement
JPMS intends to obtain the consent of FTSE for the use of and reference to the FTSE MIB Index in connection with the securities.  All rights to the FTSE MIB Index are owned by FTSE, the publisher of the FTSE MIB Index.  JPMS and its affiliates disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE MIB Index.  In addition, none of the LSE, the Financial Times and FTSE has any relationship to JPMS or the securities.  None of the LSE, the Financial Times and FTSE sponsors, endorses, authorizes, sells or promotes the securities, or has any obligation or liability in connection with the administration, marketing or trading of the securities.

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Annex C
The IBEX 35® Index
All information contained in this pricing supplement regarding the IBEX 35® Index (the “IBEX Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, Sociedad de Bolsas, S.A. (“Sociedad de Bolsas”).  The IBEX Index was developed by Sociedad de Bolsas and is maintained, published and calculated by Sociedad de Bolsas.  Sociedad de Bolsas has no obligation to continue to publish, and may discontinue the publication of, the IBEX Index.
The IBEX Index is reported by Bloomberg L.P.  under the ticker symbol “IBEX.”
The IBEX Index is composed of the 35 most liquid securities listed on the Spanish Stock Exchange Interconnection System of the four Spanish Stock Exchanges.  These exchanges are the Barcelona Stock Exchange, the Bilbao Stock Exchange, the Madrid Stock Exchange and the Valencia Stock Exchange.  The IBEX Index had a base value of 3,000 at the close of trading on December 29, 1989.
Composition of the IBEX Index
The IBEX Index is composed of the 35 securities listed on the Stock Exchange Interconnection System of the four Spanish Stock Exchanges that were most liquid during the applicable control period.  The control period for the securities included in the IBEX Index will be, for ordinary and follow-up reviews, the six-month interval prior to the date of the review.  With respect to extraordinary reviews, the control period will be that decided by the Technical Advisory Committee at that time.
The Technical Advisory Committee will take into account the following liquidity factors:
•
the trading volume in European Union euros in the order-driven market (the Spanish Stock Exchange Interconnection System market segment of the Joint Stock Exchange System known as the Main Trading Market);

•
the quality of that trading volume, considering (a) trading volume during the control period that is the result of transactions involving a change in the stable shareholding structure of the company, was traded by the same market member in a small number of transactions, or traded during a time period regarded by the Indexes Management Secretariat within the Sociedad de Bolsas (the “Manager”) as not representative or suffers such a decline as to cause the Manager to consider that the stock’s liquidity has been seriously affected; (b) the characteristics and amount of the transactions made in the market; (c) the statistics for the trading volume and characteristics of the trading; and (d) the quality of bid-ask spreads, turnover and other liquidity measures applied at the discretion of the Technical Advisory Committee; and

•	suspension of quotation or trading during a time period considered significant by the Technical Advisory Committee.
The Technical Advisory Committee will also take into account whether the security is sufficiently stable, bearing in mind the use of the IBEX Index as the underlying index for derivatives trading, as well as an efficient replication of the same.
In addition, for a stock to be included in the IBEX Index, its average capitalization in the IBEX Index must be greater than 0.30% of the average index capitalization during the control period.  For this reason, the average capitalization of the stock computable in the IBEX Index will be understood to be the arithmetic mean, adjusted by the corresponding free float factor according to the free float band, resulting from multiplying the number of shares of the securities admitted for listing in each one of the trading sessions of the control period by the closing price of the security in each one of these sessions.
Without prejudice to what is stated above, at ordinary reviews, the Technical Advisory Committee may decide to remove a constituent stock from the IBEX Index when its average capitalization computable in the IBEX Index is lower than 0.30% of the average index capitalization during the control period.
When a security is first listed on the Spanish Stock Exchange Interconnection System and the Technical Advisory Committee determines that it should be included in the IBEX Index, it may decide to include that security in the IBEX Index without having to wait for the necessary requirements to be met during the control period, with the attendant exclusion of another security for reasons of liquidity.  Under these circumstances, a minimum requirement of a certain number of completed trading days will be established, which will be at least one-third of those included in the control period, except if the stock has an index computable capitalization among the top twenty in the IBEX Index.
The Technical Advisory Committee will in all instances make the IBEX Index inclusion or exclusion decisions it deems appropriate with respect to any security, with consideration for special circumstances not described above.

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Calculation of the IBEX Index
The formula used in the calculation of the IBEX Index value is:
where:
t            =            time when the IBEX Index is calculated;
i            =            company included in the IBEX Index;
Si            =            number of computable shares of company i for calculating the value of the IBEX Index;
Pi            =            price of the shares of company i included in the IBEX Index at time (t);
Capi            =            capitalization of company i included in the IBEX Index, which is calculated as Si times Pi;
                          =            aggregate capitalization of all companies included in the IBEX Index; and
J            =            amount used to adjust the value of the IBEX Index due to capital increases, etc. (the “(J) adjustment”).
The (J) adjustment represents the capitalization adjustment required to assure IBEX Index continuity and is introduced in connection with certain corporate events defined under “— Adjustments for transactions affecting the securities in the IBEX Index” below, as well as in ordinary, follow up and extraordinary rebalancings of the IBEX Index.  The function of the (J) adjustment is to assure that the IBEX Index value is not altered by such corporate events.  The value of the (J) adjustment reflects the capitalization difference of the IBEX Index before and after the adjustment.
Price
As a general reference, the price will be that at which the last transaction was completed on the Spanish Stock Exchange Interconnection System.  Nonetheless:
•	the closing price of the securities will be the price established in the regulations for trading on the Spanish Stock Exchange Interconnection System; and
•
where a security is suspended from trading for whatever reason (e.g., a takeover bid), the valid price to be used for the calculation of the IBEX Index will be the price at which the last transaction was made prior to the suspension of the security in question.  Following the close of the market, the closing price will be calculated in accordance with the preceding bullet.

In addition, the Manager may, in exceptional circumstances, propose to the Technical Advisory Committee a solution different from those indicated above, bearing in mind the relevant circumstances of each case.
Number of shares
In general, the number of each company’s shares used for calculation of the IBEX Index value will depend on its free float.  This number will vary whenever corporate events take place involving the securities in the IBEX Index, assuming compliance with “— Adjustments for transactions affecting the securities in the IBEX Index” below.  These adjustments to the IBEX Index will be made on the basis of the number of shares the Manager objectively deems appropriate at the time.  This number will be made public and included in the IBEX Index announcements.
The free float will be deemed complementary to block ownership capital.  For purposes of calculating block ownership capital, and pursuant to the data which appear in the Registry of the Comisión Nacional del Mercado de Valores (the “CNMV”), the following will be taken into account:
•	direct shareholdings greater than or equal to 3% of the share capital; and
•	direct shareholdings held by members of the board of directors regardless of the size of the shareholding.
The Technical Advisory Committee will take these data into account even when the owner appearing in the Registry is a nominee, unless the latter informs the CNMV in the appropriate manner that these shareholdings, taken individually, amount to less than 3% of capital.
The Technical Advisory Committee will also take into account:
•
the relevant facts that have been officially notified to the CNMV before the end of the control period of every ordinary review, follow-up review or extraordinary review, as the case may be, and that affect the calculation of the free float on dates close to the application of the decisions of the Technical Advisory Committee; and

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•
any other circumstance in the composition of the shareholding registered at the CNMV that has any influence over the efficient replication of the IBEX Index, taking into account, as the case might be, the indirect shareholdings declared.

The number of each company’s shares used for calculation of the IBEX Index will be adjusted by a free float factor as shown in the following table:

Free Float Factor to be applied according to the Free Float Band
Free Float Band	Free Float Factor
Less than or equal to 10%	10%
Greater than 10% but less than or equal to 20%	20%
Greater than 20% but less than or equal to 30%	40%
Greater than 30% but less than or equal to 40%	60%
Greater than 40% but less than or equal to 50%	80%
Greater than 50%	100%

Changes to each company’s free float will be updated as follows:
•	at the ordinary reviews of the Technical Advisory Committee; and
•
at the follow-up meetings, only if the new free float corresponding to the stock has changed in at least two tranches above or below the current factor at the time of the review, according to the table above.

Without prejudice to the foregoing, and as a result of exceptional circumstances, in order to achieve an efficient replication of the IBEX Index, the Technical Advisory Committee may, at any time, change the free float factor of a stock, with prior notification.
Additionally, in order to achieve an efficient replication of the IBEX Index, the Technical Advisory Committee may use a number less than the number of the issued shares to calculate the value of the IBEX Index, bearing in mind criteria such as a significant dispersion of trading on more than one market, liquidity or any other criterion it deems appropriate, which will be published sufficiently in advance.  The Technical Advisory Committee will also take into account of the disclosure of a company’s dividend policy to the shareholders, including relevant dates for the determination of the ex-dividend date, as well as whether a company provides timely and accurate information about any modification to that policy.
There is a maximum weighting of 20% allowed for each component at the IBEX Index reviews.  In the case that any constituent’s weight rises significantly between reviews and exceeds the 20% limit, the Manager may propose that the Technical Advisory Committee perform an adjustment to the IBEX Index to reestablish a maximum weight of 20%.  These adjustments to the individual weights shall be effective the same day on which the ordinary reviews are effective.
Adjustments for transactions affecting the securities in the IBEX Index
The aim of the adjustments to the IBEX Index is to ensure, to the extent possible and in a simple manner, that the IBEX Index reflects the performance of a portfolio composed of the shares that make up the IBEX Index.
The adjustments to the IBEX Index, carried out by the Manager, are:
•	calculated on their corresponding date depending on their nature,
•	introduced once the market is closed and at the closing price of each security,
•	effective as of the start of trading the next trading day,
so as to ensure that the value of the IBEX Index is not altered in any way.
Should a transaction take place with one or more securities in the IBEX Index that requires an adjustment not contemplated within the technical regulations for the composition and calculation of the IBEX Index, or should the adjustment described below not be consistent with the purpose of the IBEX Index, the Manager may propose to the Technical Advisory Committee that a new adjustment be made or any other action that is consistent with the purpose of the IBEX Index.
Ordinary dividends and other types of shareholder remuneration similar to ordinary dividend payments
Ordinary dividends and other types of shareholder remuneration similar to ordinary dividend payments will not be adjusted in the IBEX Index.  These are deemed to be (a) the beginning of a periodic and recurring payment, (b) the change of a periodic and recurring dividend payment for another item of the same nature and (c) the periodic and recurring charging of shareholder remuneration against equity accounts.
Capital increases
The IBEX Index will be adjusted whenever one of the companies included in the IBEX Index carries out a capital increase with preferential subscription rights.  These adjustments will be effective from the day on which the shares begin to trade

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ex-subscription right on the Spanish Stock Exchange Interconnection System.  On that date, and for purposes of the IBEX Index calculation, the number of shares in that company will be increased on the assumption that the increase is going to be totally subscribed and, simultaneously, the (J) adjustment described in “— Calculation of the IBEX Index” above will be introduced.
Increases in company capital where, as a result of the kind of transaction involved, the general shareholders’ meeting decides to eliminate preferential subscription rights will be included in the IBEX Index at the time they are admitted to the Spanish Stock Exchange Interconnection System, and the (J) adjustment will be made for the amount of the capital increase.
If, as a result of capital increases made without preferential subscription rights, the new shares admitted account for less than 1% of the total number of company shares used to calculate the value of the IBEX Index, the adjustment will be made every six months at the same time as the ordinary review of the IBEX Index composition.
Additionally, every six months, and at the same time as the ordinary review of the IBEX Index composition, an adjustment will be made for the differences between the number of shares included in the IBEX Index of companies which carried out capital increases during the control period and the number of shares actually subscribed in those capital increases.
Reductions of capital and other equity accounts
The IBEX Index will be adjusted whenever any company included in the IBEX Index reduces its capital by cancelling shares.  These adjustments will be effective on the day the shares are excluded from the Spanish Stock Exchange Interconnection System.  On that date, for purposes of IBEX Index calculation, the number of shares of the company will be reduced and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.
The IBEX Index will be adjusted whenever any company included in the IBEX Index reduces its share premium reserve or other equivalent equity accounts, with a distribution of the amount of the reduction to the shareholders, and that transaction is not equivalent to the payment of an ordinary dividend.  These adjustments will be effective on the day the amount distributed to the shareholders is reflected in the Spanish Stock Exchange Interconnection System.  On that date, for purposes of IBEX Index calculation, the amount will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.
Issue of convertible or exchangeable financial instruments
The IBEX Index is not adjusted as a consequence of the issue of financial instruments that are convertible or exchangeable on the issue date.  Nonetheless, every six months, coinciding with the ordinary review of the IBEX Index, those shares converted or exchanged by the holders of those instruments during the previous six months will be included.
If, as a result of an issue of convertible or exchangeable instruments or of a conversion into shares of an issue of convertible or exchangeable instruments, a substantial alteration in the listed price or number of issued shares should occur, the Manager may propose the corresponding adjustment in the price or number of shares to the Technical Advisory Committee before the following ordinary review of the IBEX Index takes place.
Variation in the par value
The IBEX Index will be adjusted whenever a company included in the IBEX Index reduces the par value of its shares and distributes the resulting amount to the shareholders, and that transaction is not equivalent to the payment of an ordinary dividend.  These adjustments will be effective on the day the amount distributed to the shareholders is reflected in the Spanish Stock Exchange Interconnection System.  On that date, for purposes of the IBEX Index calculation, the amount of the reduction will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.
The IBEX Index will be adjusted whenever a company included in the IBEX Index carries out a share split or a regrouping of shares by altering the par value of its shares.  These adjustments will be effective on the day the transaction is reflected in the Spanish Stock Exchange Interconnection System, applying, where appropriate, the relevant (J) adjustment.
Mergers and acquisitions
In the event of mergers and acquisitions in which the acquiring company is included in the IBEX Index and the acquired company is not, the IBEX Index will be adjusted considering the transaction, where applicable, as a capital increase according to “— Capital increases” above.
Where the acquiring company is not included in the IBEX Index and the acquired company is, unless otherwise decided by the Technical Advisory Committee, the IBEX Index will be adjusted on the date of the acquisition by modifying the aggregate capitalization of all companies included in the IBEX Index described under “— Composition of the IBEX Index” above to exclude the capitalization of the acquired company and include the capitalization of the next most liquid security in the opinion of the Technical Advisory Committee.
Where both companies, the acquiring and the acquired, are included in the IBEX Index, the IBEX Index will be adjusted on the date of the acquisition as described under “—Composition of the IBEX Index” above to exclude the capitalization of the acquired company and include the next most liquid security in the opinion of the Technical Advisory Committee.
In those cases where the acquiring company trades significantly on more than one market, including the Spanish Stock Exchange Interconnection System, the capitalization of the merged company for purposes of its weighting in the IBEX Index will be calculated initially by the relative value of the public offer over the total capitalization of the resulting company and,

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JPMorgan Chase Financial Company LLC
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after a period of control, the Technical Advisory Committee may establish another criterion that guarantees sufficient efficiency in the replication of the IBEX Index.
Without prejudice to the foregoing, if as a result of a merger or acquisition involving companies of which one is part of the IBEX Index, the resulting company is quoted on the Spanish Stock Exchange Interconnection System and meets all requirements necessary for inclusion in the IBEX Index, the Manager may propose the company’s inclusion in the IBEX Index to the Technical Advisory Committee.
Segregation of equity or spin-off of companies with shareholder remuneration
The IBEX Index will be adjusted whenever a company included in the IBEX Index carries out a segregation of equity or spins off a company with shareholder remuneration.  These adjustments will be effective from the day on which the operation is reflected in the Spanish Stock Exchange Interconnection System.  On that date, for purposes of calculating the IBEX Index, the amount of this operation will be discounted and, simultaneously, the (J) adjustment will be introduced for the amount of the reduction.
If, as a result of a segregation of equity or company spin-off, it is not possible to establish the impact on the share price in order to make the corresponding (J) adjustment, the IBEX Index will be adjusted on the date of the operation.  This adjustment will consist of the temporary exclusion of that company from the IBEX Index.  Once the first day of trading after a segregation of equity or company spin-off has concluded, the Technical Advisory Committee may, as appropriate, once again include the company at its closing price.
Without prejudice to the foregoing, if as a result of an equity segregation or company spin-off, the company no longer meets the necessary requirements for inclusion in the IBEX Index, the Manager may propose the company’s exclusion to the Technical Advisory Committee.
Extraordinary dividends and other types of shareholder remuneration not equivalent to ordinary dividend payments.
Extraordinary dividends and other types of shareholder remuneration not equivalent to ordinary dividend payments will be adjusted by the amount of the dividend or remuneration considered exceptional and non-periodic.  These adjustments will be effective from the day on which the transaction is reflected in the Spanish Stock Exchange Interconnection System.  On that date, for purposes of calculating the IBEX Index, the amount of this transaction will be discounted and, simultaneously, the (J) adjustment will be entered for the amount of the reduction.
Technical Advisory Committee
The Technical Advisory Committee in charge of the IBEX Index is composed of a minimum of five and maximum of nine members.  Where the Technical Advisory Committee is made up of an even number of members, the chairman will have the casting vote.  The Technical Advisory Committee functions are:
•	to supervise the calculation of the IBEX Index and help ensure that it is carried out by the Manager in accordance with the technical regulations for the composition and calculation of the IBEX Index;
•	to ensure the proper operation of the IBEX Index for use as an underlying index for trading in financial derivatives;
•	to study and approve the rebalancing of the IBEX Index when it deems appropriate and at least every three months; and
•	to report any modification of the technical regulations for the composition and calculation of the IBEX Index.
The meetings of the Technical Advisory Committee are defined as ordinary, follow-up and extraordinary meetings, and they will be called by the chairman, at his or her own initiative or when so requested by at least one third of its members.  The ordinary meetings must be held twice a year, in the first and second calendar half-year periods in order to rebalance the IBEX Index for the following period.  The follow-up meetings must be held twice a year, in the quarterly periods not coinciding with the calendar half-year periods.  At follow-up meetings, IBEX Index components will be modified only if any of the stocks showed a significant change in its liquidity such that rebalancing the IBEX Index for the following period is advisable.  All other meetings will be held on an extraordinary basis.
Technical Advisory Committee decisions made at ordinary and follow-up meetings are published no later than 48 hours after the meeting and come into effect the following trade day after the third Friday of the month.  Decisions taken at an extraordinary meeting are published and come into effect in accordance with the specific decisions taken at the meeting.  Until the decisions of the Technical Advisory Committee are published, the preliminary documents and deliberations are considered strictly reserved and confidential.
Responsibility for appointing the members of the Technical Advisory Committee, the chairman, and the secretary and for establishing its internal rules rests with the board of directors of Sociedad de Bolsas.
License Agreement
An affiliate of JPMorgan Chase & Co. expects to enter into a non-exclusive license agreement with Sociedad de Bolsas, S.A. providing for the license to us, and certain of our affiliated or subsidiary companies, of the right to use the IBEX 35®

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JPMorgan Chase Financial Company LLC
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Index, which is owned and published by Sociedad de Bolsas, S.A., in connection with certain securities, including the securities.
Sociedad de Bolsas, owner of the IBEX Index and registered holder of the corresponding trademarks associated with it, does not sponsor, promote, or in any way evaluate the advisability of investing in the securities, and the authorization expected to be granted to J.P. Morgan Securities LLC for the use of IBEX 35® trademark (the “Authorization”) does not imply any approval in relation to the information offered by J.P. Morgan Securities LLC or with the usefulness or interest in the investment in the securities.
Sociedad de Bolsas does not warrant in any case nor for any reason whatsoever:
(a)	the continuity of the composition of the IBEX Index exactly as it is as of the date of this term sheet or at any other time in the past;
(b)	the continuity of the method for calculating the IBEX Index exactly as it is calculated as of the date of this term sheet or at any other time in the past;
(c)	the continuity of the calculation, formula and publication of the IBEX Index;
(d)	the precision, integrity or freedom from errors or mistakes in the composition and calculation of the IBEX Index; and
(e)	the suitability of the IBEX Index for the anticipated purposes for the securities.
The parties to the Authorization acknowledge the rules for establishing the prices of the securities included in the IBEX Index and of the IBEX Index in accordance with the free movement of sales and purchase orders within a neutral and transparent market and that the parties to the Authorization undertake to respect those rules and to refrain from any action not in accordance with those rules.

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